EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of PolyOne Corporation of our report dated March 19, 2020 relating to the financial statements of the Masterbatches Business of Clariant Ltd, which appears in the Current Report on Form 8-K of PolyOne Corporation dated April 29, 2020.

/s/ PricewaterhouseCoopers AG

Basel, Switzerland

May 14, 2020